We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-42012, 33-43332, 33-79466, 333-00896,
333-00894 and 333-00892) pertaining to certain warrantholders, the Consultants' Stock Option Plan, the Employee Stock Purchase Plan, the Non-Employee Directors' Stock Option Plan and the certain Options Granted Outside of Any Plan of Somatogen, Inc. and in the related Prospectuses, as applicable, of our report dated July 29, 1994 with respect to the 1994 consolidated financial statements of Somatogen, Inc. included in this Annual Report (Form 10-K) for the year ended
June 30, 1996.


ERNST & YOUNG LLP
San Jose, California

August 29, 1996